Exhibit 99.2

Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of Envestnet, Inc., a Delaware corporation (“Envestnet”), and any amendments or supplements thereto, as a person who is to become a director of Envestnet following the effective time of the Merger (as defined in the Registration Statement) and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,

/s/ Anil Arora
Name: Anil Arora
Date: October 13, 2015